Exhibit 21.1


                           KNIGHT TRANSPORTATION, INC.
                                  SUBSIDIARIES

1.   Knight Transportation Gulf Coast, Inc., a Mississippi corporation.

2.   Knight Administrative Services, Inc., an Arizona corporation.

3.   Knight Management Services, Inc., an Arizona corporation.

4.   Knight Transportation Midwest, Inc., an Arizona corporation.

5.   Knight Transportation South Central, L.P., a Nevada limited partnership.

6.   KTE/Com, LLC, a Delaware limited liability company.

7.   KTTE Holdings, Inc., a Nevada corporation.

8.   QKTE Holdings, Inc., a Nevada corporation.

9.   Quad K Leasing, Inc., an Arizona corporation.